Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE Contact:	Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
FOURTH QUARTER AND FULL-YEAR 2004 RESULTS

     Dallas, Texas, February 3, 2005 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2004 results: Revenues in the fourth quarter 2004 increased to $13,082,000 from $11,322,000 in the fourth quarter 2003, an increase of $1,760,000, or 15.5%. For 2004, revenues increased to $55,679,000 from $45,256,000 for 2003, an increase of $10,423,000, or 23.0%.

     The Company reported net income of $1,317,000 ($0.22 per share diluted) in the fourth quarter 2004, compared to net income of $676,000 ($0.12 per share diluted) in the fourth quarter 2003, an increase of $641,000, or 94.8%. For the year, the Company reported net income of $6,329,000 ($1.07 per share diluted), compared to net income of $3,860,000 ($0.67 per share diluted) for 2003, an increase of $2,469,000, or 64.0%. Net income for 2004 included $1,090,000 ($0.18 per share diluted), net of income taxes ($1,328,000 gross), for lease bonus payments received for the lease of the Company’s oil and gas rights on its Cleburne, Texas property, while net income for 2003 included $618,000 ($0.11 per share diluted), net of income taxes ($769,000 gross), for embezzlement-related recoveries net of embezzlement-related costs. Interest expense for 2004 included a $235,000 prepayment penalty and the expensing of $632,000 of unamortized prepaid financing costs, both of which resulted from the Company’s debt refinancing in the third quarter 2004.

     The Company’s gross profit was $3,841,000 for the fourth quarter 2004, compared to $3,466,000 for the comparable 2003 quarter, an increase of $375,000, or 10.8%. For 2004, gross profit was $17,020,000, compared to $13,062,000 for 2003, an increase of $3,958,000, or 30.3%. The revenue and gross profit increases were primarily due to increased lime sales resulting from lime production from the new kiln at the Company’s Arkansas plant which came on line in late February 2004.

     “2004 was a very significant year for the Company. We benefited from the ongoing strong lime market that allowed us to sell the additional lime production from our Arkansas plant,” said Timothy W. Byrne, President and Chief Executive Officer. “In addition, our strong cash flow in 2004 enabled us to prepay $7,000,000 of the $14,000,000 of Subordinated Notes we issued in August 2003 to finance the Arkansas expansion project,” Mr. Byrne added. “We also successfully refinanced the Company’s bank debt in the third quarter of 2004 which significantly reduced our interest expense for the fourth quarter 2004 and will continue to benefit us in future years.”

     United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas and Colorado.

     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data

(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
INCOME STATEMENTS

Revenues	$13,082	11,322	55,679	45,256

Gross Profit	$3,841	3,466	17,020	13,062

Operating profit	2,449	2,213	11,980	8,574

Interest expense	789	1,261	5,630	4,577
Other expenses (income)	96	(98)	(1,363)	(807)
Income tax expense (benefit)	247	(374)	1,384	944

Net income	$1,317	676	6,329	3,860

Net income per share of common stock:
Basic	$0.23	0.12	1.08	0.67
Diluted	$0.22	0.12	1.07	0.67

Weighted average shares outstanding:
Basic	5,845	5,808	5,834	5,803
Diluted	5,928	5,887	5,933	5,826

	At December 31,
	2004	2003
BALANCE SHEETS

Assets:
Current assets	$15,802	18,664
Property, plant and equipment, net	83,541	77,267
Deferred tax assets, net	108	1,899
Other assets	888	1,670

Total assets	$100,339	99,500

Liabilities and Stockholders’ Equity:
Current liabilities	$9,669	8,755
Debt, excluding current installments	41,390	47,886
Other liabilities	1,057	899
Stockholders’ equity	48,223	41,960

Total liabilities and stockholders’ equity	$100,339	99,500

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